Exhibit 4.2

INSTRUCTIONS AS TO USE OF ALLIS-CHALMERS ENERGY INC.
WARRANT CERTIFICATES

Contact Georgeson, Inc., the information agent, at (866) 577-4988 if you have any questions

The following instructions relate to the issuance by Allis-Chalmers Energy Inc. (the “Company”) of non-transferable warrants (the “Warrants”) entitling stockholders of record as of 5:00 p.m., New York City time, on June 1, 2009 to subscribe for an aggregate of 35,683,688 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Company’s prospectus supplement, dated June 2, 2009 (the “Prospectus Supplement”).

The number of Warrants to which you are entitled is printed on the face of your Warrant certificate (the “Warrant Certificate”). You should indicate your wishes with regard to the exercise of your Warrants by completing the appropriate portions of your Warrant Certificate (or the Notice of Guaranteed Delivery) and returning it to American Stock Transfer & Trust Company (the “Subscription Agent”) pursuant to the procedures described in the Prospectus Supplement.

Your Warrant Certificate (or Notice of Guaranteed Delivery) and subscription price payment must be received by the Subscription Agent, on or before 5:00 p.m., Eastern Time, on June 19, 2009 (the “Expiration Date”). Once you have exercised the basic subscription right or the oversubscription right, you may not revoke your exercise. Warrants not exercised prior to the Expiration Date will expire.

1.	METHOD OF SUBSCRIPTION — EXERCISE OF WARRANTS

To exercise your Warrants, complete your Warrant Certificate and send the properly completed and executed Warrant Certificate evidencing such Warrants (with any signatures required to be guaranteed so guaranteed), together with payment in full of the aggregate subscription price for the shares of Common Stock subscribed for pursuant to the basic subscription right and the oversubscription right, to the Subscription Agent, on or prior to 5:00 p.m., Eastern Time, on June 19, 2009. Your payment will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for by (a) certified check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to “American Stock Transfer & Trust Company, as Subscription Agent,” or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 957-341334, American Stock Transfer FBO Allis-Chalmers Energy Inc. (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the Warrant holder who is paying the aggregate subscription price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) receipt by the Subscription Agent of a certified check or bank draft drawn upon a U.S. bank or of a postal, telegraphic or express money order, or (ii) receipt of collected funds in the Subscription Account designated above.

The Warrant Certificate and payment of the aggregate subscription price must be delivered to the Subscription Agent by one of the methods described below:

By mail or overnight courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

Delivery other than in the manner or to the address listed above does not constitute valid delivery. For further assistance, please call the information agent at (866) 577-4988.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Warrant Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form enclosed with these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory

Authority, or from a commercial bank or trust company having an office or correspondent in the United States, or from a bank, stockbroker, savings and loan association, or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the aggregate subscription price. Such Notice of Guaranteed Delivery must state your name, the number of Warrants represented by the Warrant Certificate held by you, the number of shares of Common Stock being subscribed for pursuant to your basic subscription right and the number of shares of Common Stock, if any, being subscribed for pursuant to the oversubscription right, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Warrant Certificate evidencing such Warrants at or prior to 5:00 p.m., New York City time, on June 24, 2009. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Warrant Certificate at the addresses set forth above, or may be transmitted by an Eligible Institution to the Subscription Agent by facsimile transmission (Facsimile No. (718) 234-5001). To confirm facsimile deliveries, Eligible Institutions may call the Subscription Agent at (718) 921-8317. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the information agent by calling the telephone number set forth above.

Banks, brokers, and other nominee holders of Warrants who exercise the basic subscription right and the oversubscription right on behalf of beneficial owners of Warrants will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the oversubscription right, as to the aggregate number of Warrants that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the oversubscription right, by each beneficial owner of Warrants (including such nominee itself) on whose behalf such nominee holder is acting. If more shares are subscribed for pursuant to the oversubscription right than are available for sale, the shares will be allocated as described in the Prospectus Supplement.

You will not be permitted to purchase fractional shares of Common Stock pursuant to the exercise of Warrants. We will accept any subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and, as soon as practicable, refunding without interest any payment received for a fractional share.

If the aggregate subscription price paid by you is insufficient to purchase the number of shares of Common Stock subscribed for, or if no number of shares of Common Stock to be purchased is specified, then you will be deemed to have exercised the basic subscription right to purchase shares of Common Stock to the full extent of the payment tendered.

If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares of Common Stock for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then you will be deemed to have exercised the oversubscription right, to the fullest extent of the excess payment tendered, to purchase, to the extent available, that number of shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by $2.50. Any remaining amount shall be returned to you by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the offering have been effected.

2.	ISSUANCE OF SHARES AND RETURN OF EXCESS PAYMENTS

The following deliveries and payments will be made to the address shown on the face of your Warrant Certificate unless you provide instructions to the contrary in your Warrant Certificate.

(a) Issuance of Shares.  As soon as practicable after the completion of the offering, the shares of Common Stock subscribed for and issued pursuant to the exercise of your Warrants will be delivered to you. Such shares will be issued in the same form, certificated or book-entry, that your existing shares of Common Stock are held.

(b) Excess Cash Payments.  If you exercise your oversubscription right and are allocated less than all of the shares of our Common Stock for which you wish to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the offering.

3.	SALE OR TRANSFER OF WARRANTS

The Warrants granted to you are non-transferable and, therefore, you may not sell, transfer, or assign your Warrants to anyone except as described in the Prospectus Supplement.

4.	EXECUTION

(a) Execution by Registered Holder.  The signature on the Warrant Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Warrant Certificate without any alteration or change whatsoever. Persons who sign the Warrant Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.  If the Warrant Certificate is executed by a person other than the holder named on the face of the Warrant Certificate, proper evidence of authority of the person executing the Warrant Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution if you specify special delivery instructions.

5.	METHOD OF DELIVERY TO SUBSCRIPTION AGENT

The method of delivery of the Warrant Certificate and payment of the aggregate subscription price to the Subscription Agent will be at the election and risk of the Warrant holder, but, if sent by mail, it is recommended that the Warrant Certificate and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York City time, on June 19, 2009.

6.	SPECIAL PROVISIONS RELATING TO THE DELIVERY OF WARRANTS THROUGH THE DEPOSITORY TRUST COMPANY

In the case of Warrants that are held of record through The Depository Trust Company (“DTC”), exercises of the basic subscription right and of the oversubscription right may be effected by instructing DTC to transfer Warrants from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Warrants exercised and the number of shares of Common Stock subscribed for pursuant to the basic subscription right and the oversubscription right by each beneficial owner of Warrants on whose behalf such nominee is acting, and payment of the aggregate subscription price for the shares of Common Stock subscribed for pursuant to the basic subscription right and the oversubscription right.